Exhibit (m)(4)

GMO TRUST

Service Plan

Class I Shares

This Plan (the “Plan”), effective June 30, 2019, relates solely to Class I shares of the series (each, a “Fund” and collectively, the “Funds”) of GMO Trust, a Massachusetts business trust (the “Trust”). The Plan sets forth the terms and conditions under which a Fund, on behalf of its Class I shares, pays certain amounts to financial intermediaries for providing certain sub-transfer agency, recordkeeping and other administrative services with respect to such Class I shares. The services provided by such financial intermediaries to Class I shares pursuant to this Plan are not primarily intended to result in the sale of Fund shares but are intended to provide ongoing services to Class I shareholders investing through third-party platforms or other financial intermediaries. This Plan, however, is being adopted pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”), so as to ensure compliance with relevant regulations in the event that some or all of the payments for the services provided pursuant to this Plan are nonetheless deemed to constitute the direct or indirect financing of distribution by a Fund of its Class I shares.

Section 1. Pursuant to the Plan, the Funds may enter into one or more agreements with third-party platform providers or financial intermediaries (collectively, “Intermediaries”) for the purpose of providing sub-transfer agency, recordkeeping and/or related administrative services to holders of Class I shares of the Funds (collectively, “Sub-Transfer Agency Agreements”). The services rendered to holders of Class I shares of the Funds pursuant to such Sub-Transfer Agency Agreements may include, but are not limited to, the provision of sub-transfer agency, recordkeeping, and related administrative services to retirement plan participants and other investors who hold shares of the Funds through a third party platform or intermediary. The aggregate amount of compensation payable to Intermediaries pursuant to Sub-Transfer Agency Agreements during any one year will not exceed 0.15% of a Fund’s average daily net assets attributable to Class I shares.

Section 2. This Plan shall not take effect until it has been approved, together with any related agreements, in accordance with the requirements of Section 12(b) of the Investment Company Act of 1940 (the “Act”) or the rules and regulations thereunder.

Section 3. This Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved no less frequently than required by the 1940 Act and the rules thereunder (in substance, at least annually).

Section 4. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, no less frequently than required by the 1940 Act and the rules thereunder (in substance, at least quarterly), a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 5. This Plan may be terminated at any time with respect to the Class I shares of any Fund by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of Class I of that Fund.

Section 6. All agreements with any person relating to implementation of this Plan with respect to any Fund shall be in writing, and any agreement related to this Plan with respect to any Fund shall provide:

A.	That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of majority of the outstanding voting securities of the relevant share class of such Fund, on not more than 60 days’ written notice to any other party to the agreement; and

B.	That such agreement shall terminate automatically in the event of its assignment.

Section 7. This Plan may not be amended to increase materially the amount of distribution and service fees permitted pursuant to Section 1 hereof without approval in the manner provided in Section 2 hereof, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 2 hereof.

Section 8. As used in this Plan, (a) the term “Independent Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment”, “interested person” and “majority of the outstanding voting securities” shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

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